Exhibit 99.1     Press Release

PRESS RELEASE

WEST ESSEX BANCORP, INC.                                              CONTACT:
                                                            Dennis A. Petrello
                          Executive Vice President and Chief Financial Officer
                                                                (973) 226-7911


                           WEST ESSEX BANCORP, INC.
                ANNOUNCES 5 FOR 4 STOCK SPLIT AND CASH DIVIDEND

     Caldwell, NJ, September 28, 2001. West Essex Bancorp, Inc. (the "Company") (Nasdaq: WEBK) announced today a 5 for 4 stock split of the Company's outstanding common stock. The stock split entitles each shareholder of record at the close of business on October 8, 2001 to receive 1 additional share for every 4 shares of Company common stock held on that date. Cash will be paid in lieu of fractional shares. Additional shares resulting from the split will be distributed by the Company's transfer agent on October 22, 2001. The Company currently has approximately 4 million shares of common stock outstanding.

     In addition, the Company announced today that it has declared a $0.15 (pre-split) or $0.12 (post-split) per share cash dividend on its outstanding common stock. The cash dividend will be payable October 22, 2001 to shareholders of record as of October 8, 2001.

     The Company is the holding company for West Essex Bank and is headquartered in Caldwell, New Jersey.

     Statements contained in this news release, which are not historical facts, are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company disclaims any obligation to update any forward-looking statements.